Exhibit 10.62

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT made as of                      between PERRY ELLIS INTERNATIONAL CORPORATION, a Florida corporation (the “Company”), and                      (the “Optionee”).

Pursuant to the Company’s 2002 Stock Option Plan (the “Plan”), the terms of which are incorporated by reference herein in their entirety, the Company hereby grants Optionee the option to acquire Common Stock, par value .01 per share, of the Company upon the following terms and conditions:

1. Grant of Option. The Company hereby grants the Optionee the right and option (the “Option”) to purchase up to              shares of Common Stock, par value $.01 per share, of the Company (the “Shares”), which Shares, following transfer to Optionee upon the exercise hereof, shall be fully paid and nonassessable. The Optionee agrees to be bound by all of the terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

2. Option Price. The purchase price for Shares acquired upon exercise of the Option shall be              per Share. The Company shall pay all original issue or transfer taxes resulting from the issuance of the Shares upon the exercise of the Option.

3. Limitation on Exercisability of Option. The Option shall be exercisable by Optionee to the extent and on the dates set forth as follows:

Number of Shares	Exercise Date
______	______
______	______

4. Expiration of Option. The Option shall not be exercisable after April 12, 2003.

5. Non-Assignability of Option. The Option shall not be given, granted, sold, exchanged, transferred, pledged, assigned or otherwise encumbered or disposed of by Optionee, otherwise than by Will or the laws of descent and distribution, and, during the lifetime of Optionee, shall not be exercisable by any other person, but only by him.

6. Method of Exercise of Option. Optionee shall notify the Company by written notice sent by registered or certified mail, return receipt requested, addressed to its principal office, or by hand delivery to such office, properly receipted, as to the number of Shares which Optionee desires to purchase under the Option, which written notice shall be accompanied by cash, certified or official bank check, personal check or money order payable to the order of the Company, by shares of Common Stock owned by the Optionee, or by a combination of the above, for the full option price of such Shares. If the exercise price is paid in whole or part with shares of Common Stock, the value of the shares of Common Stock surrendered shall be their Fair Market Value on the date the Option is exercised. As soon as practicable after the receipt of such written notice the Company shall, at its principal office, tender to the Optionee a certificate or certificates issued in Optionee’s name evidencing the Shares purchased by Optionee hereunder.

7. Death or Termination of Service. If the employment or services of Optionee by the Company or a subsidiary corporation of the Company shall be terminated for Cause, the Option shall expire immediately, but if such employment or services shall be terminated for any other reason (except death or disability), then the Option may, subject to Paragraph 3 hereof, be exercised at any time within three months after such termination. If Optionee dies (i) while employed by or in the service of the Company or a subsidiary corporation of the Company, or (ii) within three months after the termination of employment or services, then the Option may, subject to Paragraph 3 hereof, be exercised by the estate of the Optionee, or by a person who acquired the right to exercise the Option by bequest or inheritance of by reason of death of Optionee, at any time within one year after such death. If Optionee ceases employment or services because of mental or physical disability (within the meaning of Internal Revenue Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee, while employed by or in the service of the Company or a subsidiary corporation of the Company, then the Option may, subject to Paragraph 3 hereof, be exercised at any time within one year after termination of employment or service due to the disability.

8. Shares of Common Stock as Investment. By accepting the Option, Optionee agrees that any and all Shares purchased upon the exercise hereof, unless registered at the time of purchase under the Securities Act of 1993, as amended, shall be acquired for the Option, Optionee shall deliver to the Company a representation in writing that such Shares are being acquired in good faith for investment and not with a view to resale or distribution. The Company may place an appropriate restrictive legend on the certificate or certificates evidencing such Shares.

9. Adjustments Upon Changes in Capitalization. In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalization, mergers, consolidations, combinations, exchanges of shares, separations, reorganizations, or liquidations, the number of Shares issuable upon the exercise of the Option, the option price thereof and any limitation on exercise set forth in Paragraph 3 hereof with respect to the number of Shares which may be purchased upon exercise of the Option shall be correspondingly adjusted by the Company. Any such adjustment in the number of Shares shall apply proportionately to only the then unexercised portion of the Option. If fractional shares would result from any such adjustment, the adjustment shall be revised to the next lower whole number of Shares.

10. No Rights as Shareholder. Optionee shall have no rights as a shareholder in respect to the Shares as to which Option shall not have been exercised as herein provided.

11. Binding Effect. Except as herein otherwise expressly provided, this Agreement shall be binding upon the inure to the benefit of the parties hereto, their legal representative, successors and assigns.

12. Conflict. In the event of any conflict between the Plan and the Option, the terms of the Plan shall be controlling.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PERRY ELLIS INTERNATIONAL CORPORATION

By:
George Feldenkreis,
Chairman of the Board